UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2013

HIGHWATER ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	333-137482	20-4798531
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

24500 US HWY 14, PO Box 96, Lamberton, MN	56152
(Address of principal executive offices)	(Zip Code)

(507) 752-6160
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 21, 2013 (with an effective date of November 4, 2013), Highwater Ethanol, LLC (the "Company") entered into a Distillers Crude Corn Oil Marketing Agreement (the "Marketing Agreement") with CHS, Inc. ("CHS") wherein the Company agrees to sell to CHS, and CHS agrees to purchase, all crude corn oil ("Oil") to be produced at the Company's ethanol plant. Under the Marketing Agreement, CHS will execute contracts with buyers after giving prior notice of the terms and conditions thereof to the Company and receiving direction from the Company to accept such contracts. For all Oil sold to CHS under the Marketing Agreement, CHS will pay to the Company the actual price that CHS receives from its buyers less a marketing fee, actual freight and transportation costs and certain taxes related to the purchase, delivery or sale of the Oil. The Company agrees to provide Oil meeting certain specifications as provided in the Marketing Agreement and the Marketing Agreement provides for a process by which CHS can reject nonconforming Oil. The Marketing Agreement is effective for an initial term which commences on the date on which the ethanol plant commences producing Oil pursuant to the mutual agreement of CHS and the Company. Following expiration of the initial term, the Marketing Agreement shall automatically renew for successive terms unless terminated by CHS or the Company in accordance with the Marketing Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHWATER ETHANOL, LLC

Date: November 21, 2013	/s/ Brian Kletscher
Brian Kletscher, Chief Executive Officer